UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Link Energy LLC
(Name of Issuer)

Limited Liability Company Units
(Title of Class of Securities)

535763106
(CUSIP Number)

December 31, 2004
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]                               Rule 13d-1(b)
[X]                               Rule 13d-1(c)
[   ]                               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 535763106	13G	Page 2 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 535763106	13G	Page 3 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 535763106	13G	Page 4 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
OO; HC

CUSIP NO. 535763106	13G	Page 5 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
IN; HC

CUSIP NO. 535763106	13G	Page 6 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 535763106	13G	Page 7 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P. SE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 535763106	13G	Page 8 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 535763106	13G	Page 9 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
CO

CUSIP NO. 535763106	13G	Page 10 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Credit Products Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 535763106	13G	Page 11 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Jackson Investment Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 535763106	13G	Page 12 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Credit Trading Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
CO

CUSIP NO. 535763106	13G	Page 13 of 19 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Antaeus International Investments Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 736,500 Limited Liability Company Units
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 535763106	13G	Page 14 of 19 Pages

Item 1(a)	Name of Issuer:	LINK ENERGY LLC

1(b)	Address of Issuer’s Principal Executive Offices:

2000 West Sam Houston Parkway South
Suite 400
Houston, Texas 77042

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Limited Partnership
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

GLB Partners, L.P.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Kenneth Griffin
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Wellington Partners L.P.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

Citadel Wellington Partners L.P. SE
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

CUSIP NO. 535763106	13G	Page 15 of 19 Pages

		Citadel Kensington Global Strategies Fund Ltd.
		c/o Citadel Investment Group, L.L.C.
		131 S. Dearborn Street, 32nd Floor
		Chicago, Illinois 60603
		Bermuda company

		Citadel Equity Fund Ltd.
		c/o Citadel Investment Group, L.L.C.
		131 S. Dearborn Street, 32nd Floor
		Chicago, Illinois 60603
		Cayman Islands company

		Citadel Credit Products Ltd.
		c/o Citadel Investment Group, L.L.C.
		131 S. Dearborn Street, 32nd Floor
		Chicago, Illinois 60603
		Cayman Islands company

		Citadel Jackson Investment Fund Ltd.
		c/o Citadel Investment Group, L.L.C.
		131 S. Dearborn Street, 32nd Floor
		Chicago, Illinois 60603
		Cayman Islands company

		Citadel Credit Trading Ltd.
		c/o Citadel Investment Group, L.L.C.
		131 S. Dearborn Street, 32nd Floor
		Chicago, Illinois 60603
		Cayman Islands company

		Citadel Antaeus International Investments Ltd.
		c/o Citadel Investment Group, L.L.C.
		131 S. Dearborn Street, 32nd Floor
		Chicago, Illinois 60603
		Cayman Islands company

2(d)	Title of Class of Securities:

		Limited Liability Company Units

2(e)	CUSIP Number:	535763106

Item 3                                                                         If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

CUSIP NO. 535763106	13G	Page 16 of 19 Pages

(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4                                                                Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.

CITADEL WELLINGTON PARTNERS L.P. SE
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

CITADEL CREDIT PRODUCTS LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

CITADEL CREDIT TRADING LTD.

CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.

(a)                                  Amount beneficially owned:

736,500 Limited Liability Company Units

(b)                                 Percent of Class:

Approximately 5.6% as of December 31, 2004 (based on 13,182,889 Limited Liability Company Units issued and outstanding as of December 31, 2003).

(c)                                  Number of shares as to which such person has:

(i)                                     sole power to vote or to direct the vote:

0

CUSIP NO. 535763106	13G	Page 17 of 19 Pages

(ii)                                  shared power to vote or to direct the vote:

See item (a) above.

(iii)                               sole power to dispose or to direct the disposition of:

0

(iv)                              shared power to dispose or to direct the disposition of:

See item (a) above.

Item 5                                                                Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6                                                                Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7                                                                Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8                                                                Identification and Classification of Members of the Group:

Not Applicable.

Item 9                                                                Notice of Dissolution of Group:

Not Applicable.

Item 10                                                          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Mathew B. Hinerfeld is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 4, 2005, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G/A for Komag, Incorporated.

CUSIP NO. 535763106	13G	Page 18 of 19 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 8th day of February, 2005		KENNETH GRIFFIN

		By:	/s/ Matthew B. Hinerfeld
Matthew B. Hinerfeld, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Matthew B. Hinerfeld
	its General Partner		Matthew B. Hinerfeld, Managing
Director and Deputy General Counsel
By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL CREDIT PRODUCTS LTD.

By:	/s/ Matthew B. Hinerfeld	By:	Citadel Limited Partnership,
	Matthew B. Hinerfeld, Managing		its Portfolio Manager
Director and Deputy General Counsel
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.		CITADEL JACKSON INVESTMENT FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CUSIP NO. 535763106	13G	Page 19 of 19 Pages

CITADEL WELLINGTON PARTNERS L.P.		CITADEL CREDIT TRADING LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.		CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CITADEL WELLINGTON PARTNERS L.P. SE

By:	Citadel Limited Partnership,
its General Partner

By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Matthew B. Hinerfeld
Matthew B. Hinerfeld, Managing
Director and Deputy General Counsel